Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Brian D. Keogh
425-453-9400

ESTERLINE REPORTS FISCAL 2014 FIRST QUARTER RESULTS

First Quarter Earnings of $30.1 Million, or $0.93 per Share, on $505.0 Million Sales

Highlights:

•	Fiscal Q1 sales up 10.3% year-over-year

•	Adjusted EPS of $1.08, excluding restructuring and incremental compliance costs

•	Investments in accelerated integration and compliance activities on track

•	Company reiterates full-year guidance

BELLEVUE, Wash., February 27, 2014 – Esterline Corporation (NYSE: ESL) (www.esterline.com), a leading specialty manufacturer serving the global aerospace and defense markets, today reported fiscal 2014 first quarter (ended January 31) net earnings of $30.1 million, or $0.93 per diluted share, on sales of $505.0 million. Excluding charges associated with the company’s previously announced integration activities and certain incremental costs associated with implementing an enhanced compliance program, adjusted net earnings were $35.0 million, or $1.08 per diluted share. This compares with $25.1 million, or $0.80 per diluted share, in the first quarter of fiscal 2013 on sales of $458.0 million.

Curtis Reusser, Esterline’s President and Chief Executive Officer, said, “We are off to a good start in fiscal 2014. We are performing as we expected at this point in the year, and our restructuring efforts announced at the end of 2013 are progressing well.” Reusser noted that in the first quarter, the company continued to benefit from expansion in commercial aircraft markets as “…the build cycle remains at historic highs and is supported by strong backlog. Meanwhile, despite budget pressures in our defense businesses, we are making significant progress toward improving the efficiency of those product lines.”

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Page 2 of 8 Esterline Reports First Quarter Results

The company reiterated its previously announced full-year guidance, with fiscal 2014 revenue expected in the range of $2.0 billion to $2.1 billion and adjusted diluted earnings per share in the range of $5.40 to $5.70, excluding the integration and incremental compliance costs. Reusser added, “As we look to the rest of 2014, our financial results and outlook remain on plan, our end-market dynamics are still in line with our prior expectations, and our cost savings initiatives are on track.”

Integration and Compliance Activities

In the first quarter of fiscal 2014, Esterline initiated its previously announced plans to integrate certain facilities and functions, creating greater cost efficiency through consolidation and shared services in selling, general, and administrative (SG&A) areas and support functions. These efforts have included six facility or product consolidation initiatives. “All of the consolidation activities scheduled to begin this fiscal year have been announced internally, and we are now actively implementing these integration plans while working to increase operational efficiency throughout the entire Esterline organization,” said Reusser.

As a result of these integration activities, Esterline incurred costs during the first fiscal quarter of $5.4 million, of which $4.8 million was related to general and administrative costs and reflected as restructuring charges on the company’s income statement. The remaining costs associated with these programs were incurred as cost of sales at the company’s operating locations and are included in consolidated gross margin.

Total estimated integration costs remain unchanged at approximately $40 million, with $25 million to $30 million to be incurred in fiscal 2014 and the balance in 2015. In total, these activities are expected to create savings in excess of $15 million annually starting in 2016.

In addition to the integration expenses, the company incurred an incremental $1.8 million of costs in the first fiscal quarter related to efforts designed to enhance its compliance program. Of these costs, $1.5 million was recognized in SG&A and $0.3 million was in cost of sales.

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Page 3 of 8 Esterline Reports First Quarter Results

Results of Operations

In the first quarter of fiscal 2014, Esterline reported sales of $505.0 million, an increase of 10.3% compared with the prior year’s results of $458.0 million. The higher sales reflected continued strength in commercial markets, incremental sales from the Gamesman and Sunbank acquisitions, and a 14-week period in the first quarter of 2014, compared to a 13-week period in the prior year. The increase was partially offset by continued sales pressure for certain defense products.

Net earnings in the first quarter of fiscal 2014 were $30.1 million, or $0.93 per diluted share, an increase of 19.8% over the prior-year earnings of $25.1 million, or $0.80 per diluted share. Excluding the costs related to the company’s integration and incremental compliance activities, adjusted net earnings in the first quarter of fiscal 2014 were $35.0 million, or $1.08 per diluted share, an increase of 39.2% compared to the prior-year period.

Reusser continued, “We also generated strong cash flow in the first quarter, which significantly outpaced our reported net earnings.” During the quarter, cash flow from operations as a percent of net earnings was 157%.

New orders in the first quarter of fiscal 2014 increased 5.0% to $497.1 million over the prior-year period. Total backlog at the end of the first quarter of fiscal 2014 was $1.27 billion, roughly flat when compared with the level at the end of fiscal 2013.

Gross margin as a percentage of sales in the first quarter of fiscal 2014 was 34.3%, compared with 35.0% in the prior year. Lower gross margin resulted primarily from lower-margin product mix in Sensors & Systems and Advanced Materials.

Fiscal 2014 first quarter SG&A expense as a percent of sales was 19.1%, a reduction of 240 basis points from the prior-year level of 21.5%.

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Page 4 of 8 Esterline Reports First Quarter Results

Research, development and engineering spending in the first quarter of fiscal 2014 was $26.5 million, or 5.2% of sales, compared with $23.1 million, or 5.0% of sales, in the prior-year period. Reusser said the company expects R&D expense levels “…to remain around five percent through fiscal 2014.”

The company’s income tax rate in the first quarter of fiscal 2014 was 19.1% compared with 8.5% for the prior-year period. The lower rate in 2013 reflected $3.7 million of income tax benefits due to the extension of U.S. federal research and development tax credits, and the settlement of uncertain tax positions related to U.S. and global tax examinations.

Conference Call Information

Esterline will host a conference call to discuss this announcement today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The U.S. dial-in number is 866-543-6403; outside the U.S., use 617-213-8896. The pass code for the call is: 24679494.

Non-GAAP Financial Information

This press release includes non-GAAP financial measures—adjusted net earnings and adjusted net earnings per diluted share—that have not been calculated in accordance with generally accepted accounting principles in the U.S. (GAAP). Adjusted net earnings consists of net earnings attributable to Esterline plus the costs associated with certain integration activities—including restructuring charges—and incremental compliance costs incurred in the fiscal quarter. Adjusted net earnings per diluted share divides each element of adjusted net earnings by the weighted average number of shares outstanding, diluted for the fiscal quarter.

In accordance with the SEC’s requirements, below is the reconciliation of the non-GAAP financial measures to the comparable GAAP financial measures.

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Page 5 of 8 Esterline Reports First Quarter Results

In thousands, except per share amounts	Three Months Ended
	January 31, 2014
		Per Diluted
		Share
Net Earnings Attributable to Esterline (GAAP)	$30,078	$0.93
Restructuring Costs, Net of $1,749 Tax	3,655	0.12
Compliance Costs, Net of $588 Tax	1,224	0.03

Adjusted Net Earnings (non-GAAP)	$34,957	$1.08

The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management uses adjusted net earnings and adjusted net earnings per diluted share to (a) evaluate the company’s historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources, and (c) measure the operational performance of the company’s business units.

In addition, management believes investors’ and financial analysts’ understanding of the company’s performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing the company’s historical results of operations.

These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures. There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items that comprise the calculation. The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures. The non-GAAP financial measures should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

EDITOR: See attached Consolidated Statement of Operations, Consolidated Sales

and Earnings from Operations by Segment, and Consolidated Balance Sheet

Page 6 of 8 Esterline Reports First Quarter Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Statement of Operations (unaudited)

In thousands, except per share amounts

	Three Months Ended
	Jan 31,	Jan 25,
	2014	2013
Segment Sales
Avionics & Controls	$200,439	$174,570
Sensors & Systems	187,089	171,810
Advanced Materials	117,452	111,582

Net Sales	504,980	457,962
Cost of Sales	331,685	297,617

	173,295	160,345
Expenses
Selling, general and administrative	96,206	98,611
Research, development and engineering	26,506	23,076
Restructuring charges	4,796	—

Total Expenses	127,508	121,687

Operating Earnings	45,787	38,658
Interest Income	(120)	(101)
Interest Expense	8,630	10,444

Earnings Before Income Taxes	37,277	28,315
Income Tax Expense	7,113	2,394

Earnings Including Noncontrolling Interests	30,164	25,921
Earnings Attributable to Noncontrolling Interests	(86)	(810)

Net Earnings Attributable to Esterline	$30,078	$25,111

Earnings Per Share—Basic	$.95	$.81

Earnings Per Share—Diluted	$.93	$.80

Weighted Average Number of Shares Outstanding—Basic	31,608	30,904
Weighted Average Number of Shares Outstanding—Diluted	32,230	31,423

Page 7 of 8 Esterline Reports First Quarter Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Sales and Earnings from Operations by Segment (unaudited)

In thousands

	Three Months Ended
	Jan 31,	Jan 25,
	2014	2013
Segment Sales
Avionics & Controls	$200,439	$174,570
Sensors & Systems	187,089	171,810
Advanced Materials	117,452	111,582

Net Sales	$504,980	$457,962

Earnings From Operations Before Income Taxes
Avionics & Controls	$24,764	$18,589
Sensors & Systems	20,238	19,001
Advanced Materials	16,004	17,644

Segment Earnings	61,006	55,234
Corporate Expense	(15,219)	(16,576)
Interest Income	120	101
Interest Expense	(8,630)	(10,444)

Earnings Before Income Taxes	$37,277	$28,315

Page 8 of 8 Esterline Reports First Quarter Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Balance Sheet (unaudited)

In thousands

	Jan 31,	Jan 25,
	2014	2013
Assets
Current Assets
Cash and cash equivalents	$208,438	$202,776
Cash in escrow	4,018	5,017
Accounts receivable, net	328,016	331,335
Inventories	474,656	421,626
Income tax refundable	5,878	6,516
Deferred income tax benefits	46,482	47,430
Prepaid expenses	24,850	27,207
Other current assets	4,013	6,083

Total Current Assets	1,096,351	1,047,990
Property, Plant and Equipment, Net	366,454	356,973
Other Non-Current Assets
Goodwill	1,130,754	1,105,656
Intangibles, net	581,179	599,396
Debt issuance costs, net	5,785	8,349
Deferred income tax benefits	71,173	97,758
Other assets	18,639	19,282

	$3,270,335	$3,235,404

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$116,052	$103,315
Accrued liabilities	244,918	259,014
Credit facilities	—	82
Current maturities of long-term debt	21,044	10,953
Deferred income tax liabilities	2,609	5,620
Federal and foreign income taxes	4,926	4,326

Total Current Liabilities	389,549	383,310
Long-Term Liabilities
Credit facilities	155,000	225,000
Long-term debt, net of current maturities	530,245	578,329
Deferred income tax liabilities	187,063	204,509
Pension and post-retirement obligations	64,229	143,475
Other liabilities	49,005	35,519
Total Shareholders’ Equity	1,895,244	1,665,262

	$3,270,335	$3,235,404